LICENSE AND DISTRIBUTION AGREEMENT

This License and Diistribution Agreement (hereinafter referred to as “Agreement”) is effective as of the ___ day of ______, 2015, and is made by and between EARTH SCIENCE TECH, INC. a Nevada corporation (hereinafter referred to as “Licensor”), and I VAPE, INC., a Minnesota corporation (hereinafter referred to as “Licensee”).

WHEREAS, Licensor is the exclusive owner and licensor of the trademarks defined as the “Marks” hereunder, and other intellectual property and plenary proprietary rights in connection therewith and in connection with the product(s) subsumed thereby; and

WHEREAS, Licensee desires to secure the right and license to use said trademarks and intellectual property rights and exploit the proprietary technology of Licensor in connection with the design, manufacture, advertisement, promotion, distribution and sale of certain Licensed Products as defined hereinafter; and

WHEREAS, Licensor is willing to grant Licensee such license and concomitant distribution rights, upon the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1.  Definitions.  The following terms shall have the means set forth below:

a.            “Marks” shall mean the trademark(s) as set forth and illustrated in Schedule “A” annexed hereto and incorporated herein by reference provided, however, that the appearance and/or style of the Mark may vary from time to time as specified by Licensor in its sole discretion

b.            “Property” shall mean the intellectual property rights which Licensor deems, in its sole discretion, to be desirable or necessary for Licensee to enjoy the fruits of the license herein granted along with the proprietary technology involved in the acquisition and formulation thereof. Such property shall include, but not be limited to, certain product styles, designs, samples, patterns, colors, materials, fabrics, titles, trademarks, names, logos, symbols, copyrights, art work, inventions, trade secrets (patentable or unpatentable), patents and pending patent applications.

c.            “Territory” shall mean solely the United States, its territories and possessions.

d.            “Licensed Products” shall mean those nutriceutical formulation which Licensor deals in commonly known as “Ultra-High Grade CBD Rich Hemp Oil” prepared for use in conjunction with E-cigarettes (“Vaporizers”).

In the event of a dispute as to whether or not any product is a Licensed Product within the scope of this Agreement, the decision of Licensor shall be final and binding, and Licensee agrees to be bound by Licensor’s decision in this regard.  Should Licensor permit Licensee to manufacture, sell or distribute a product which is not a Licensed Product as defined herein utilizing any of the Licensed Rights, such permission shall be limited only to the specific product, season and territory permitted by Licensor and shall not constitute a continuing approval or waiver of the rights by Licensor to restrict the continued manufacture, sale and distribution of such product.

e.            “Licensed Rights” shall mean solely the combination of the Marks and property.  Should Licensor modify the form of all or any part of the Licensed Rights during the Term, Licensor shall provide Licensee with written notice specifying the change(s) made.  From the date of such notice forward, Licensee may not commence production of any Licensed products containing a superseded form of the Licensed Rights.  Additionally, Licensee shall have a reasonable amount of time from the date of such notice to sell-off its remaining inventory of Licensed Products bearing any obsolete form of the Licensed Rights.

f.            “Net Sales” shall mean the total of gross amounts invoiced or charged by Licensor for all Licensed Products sold, distributed, or transferred under the Licensed Rights, reduced only the amount of any bona fide trade discounts and returns actually taken by customers. .

2.   Rights Granted.  Licensor hereby grants to Licensee, and Licensee accepts, upon the terms and conditions set forth herein, the exclusive and non-transferable (save as specifically provided herein) right and license to use the Licensed Rights solely on or in connection with the design, manufacture, advertisement, promotion, distribution and sale of Licensed Products solely with the Territory.  Licensee shall not directly or indirectly, sell, market or distribute the Licensed Products outside the Territory.  Licensee shall not sell or otherwise transfer any Licensed Products to any third party which Licensee knows or has reason to suspect intends to sell or distribute the Licensed Products outside of the Territory.  Specifically, Licensee shall have exclusive distribution rights for the exploitation of Licensor’s Ultra-high Grade CBD Rich Hemp Oil for implementation as a component for “E-Cigarettes.”  In so doing, it shall have the right to utilize its name as long as that of Licensor is also prominently and accurately displayed on all product packaging.  Exclusivity is specifically conditioned upon Licensor’s successful distribution of at least 10,000 standard bottles of product within 60 days of the execution of this agreement, at least 20,000 such bottles monthly within 120  and at least 40,000 bottles monthly for the remainder of the term.

3.   Term.  The term of this License shall be for 1 year, renewable for further terms upon the mutual satisfaction and assent of the parties.

4.   Transactional Parameters.  The parties shall, at the outset, establish respectively Licensor’s cost for obtaining, supplying and shipping the product and Licensee’s cost for flavoring, packaging, labeling and shipping the finished commodity.  It is understood the Licensee’s projected preparation cost is (pricing is confidential) per bottle.  The finished product, which shall be a liquid formulated for use with E-cigarrettes, shall be sold for the highest price reasonably obtainable and at the highest volume focused and dedicated sales efforts can yield at a price anticipated to be at least (pricing is confidential) per bottle.  After deduction of the respective theretofore established cost elements of the parties and reimbursement thereof, the parties shall divide the net proceeds evenly, except where sales have been originated, produced or referred by Licensor, in which cases the division shall be 70% to Licensor and 30% to Licensee.  To initiate the program, Licensee shall purchase from Licensor, at cost plus shipping, one kilo of Ultra-High Grade CBD Rich Hemp Oil.  Licensee shall recover its cost therefor “off the top” of the first orders sold.

5.  Reports and Payments.

a.            On or before the twentieth (20th) day following each month during the License Term,  Licensor shall furnish Licensee with a statement, certified under penalty of perjury to be accurate by an officer or Licensor, completely and accurately specifying, on such statement form, the gross and net shipments of Licensed Products for the preceding month, costs,  returns, allowances and such other reasonable information as Licensor may, from time to time, deem appropriate to provide.  Such information shall be comprehensive and presented in a clear and understandable manner.

b.            On or before the twentieth (20th) day following the end of each month during the License Term, Licensee shall furnish Licensor with a check or wire transfer of the amount due Licensee.

c.            Licensee’s acceptance of any payment shall be without prejudice to Licensee’s rights to verify and collect any amounts due hereunder.  All payments required under this Agreement shall be in U.S. dollars and made payable to the order of Licensee.  All references to dollars in this Agreement shall be to United States dollars.

6.   Ownership of Marks.

a.            Licensor represents and warrants that Licensor is, to the best of its knowledge, the sole and exclusive owner of the Marks in the Licensed Territory and to the best of its knowledge, is the exclusive owner of all designs, images, artwork, logos, drawings, illustrations, trade names, and the like, which it provides to Licensee from time to time pursuant to this Agreement.  Licensee acknowledges that it is often difficult, particularly in foreign countries, to obtain clear, registered title to trademarks and other intellectual property rights.  Accordingly, Licensee agrees that the rights granted herein with respect to any of the Licensed Rights exist only to the extent that licensor owns such rights, and no warranty, express or implied, is made with respect thereto or with respect to the rights of any third parties that may conflict with the rights granted herein.

b.            Licensor agrees to make the Property available to Licensee as reasonably requested from time to time, to enable Licensee to utilize the rights granted hereunder.  Licensee acknowledges that said transfer of Property conveys no ownership interest in the Property and that the Property is owned solely be Licensor.

7.  Distribution of Licensed Products.

a.            Licensor and Licensee agree that it is absolutely necessary, in order to control the nature and quality of the sale of products bearing the Licensed Rights, that the retail outlets through which the products are sold be uniformly of high repute in their respective communities.  Accordingly, Licensee shall maintain the same or higher selection of retail outlets and shall not sell through any retail outlets rationally objected to by Licensor, provided that nothing contained in this Paragraph shall cause Licensee to violate any statute, ordinance or regulation.  The identity of the retail facilities who are and shall become customers for licensed Product shall at all times remain confidential, constituting a trade secret of Licensor subject to all the protections afforded and affordable by law, both during the term of this agreement and for not less than two years thereafter.

8.  Quality Standards and Inspection.

a.            The parties acknowledge and agree that great value is placed on the Licensed Rights and the goodwill associated therewith; that the consuming public and the industry associate the Licensed Rights with products of consistently high quality.  Accordingly, Licensor may, in its sole discretion, prohibit Licensee from using the Licensed Rights on any Licensed Products which fail to conform to the high quality and design standards prescribed by Licensor.  Upon notification from Licensor, Licensee shall immediately discontinue any and all manufacture, advertising, promotion, offerings for sale, sales, shipment and distribution of such non-conforming Licensed Products.

b.            Prior to the manufacture, production or presentation of a Licensed Product, Licensee shall furnish to Licensor, and at no expense to Licensor, two (2) pre-production samples of each item of Licensed Products that Licensee intends to manufacture or distribute under the Licensed Rights based upon the line plans that have been previously approved by Licensor.  Licensor shall have the right to exercise quality control over the Licensed Products manufactured and sold by Licensee by making such changes or corrections in said pre-production samples to ensure that the Licensed Products substantially conform to the quality required by Licensor.  Should Licensor fail to specifically approve the proposed pre-production samples in writing within ten (10) calendars days of receipt of the pre-production samples, said Licensed Products will be deemed rejected by Licensor.

c.            Licensee shall make no changes in any pre-production sample approved by Licensor without resubmitting the sample for re-approval and shall manufacture Licensed Products  substantially in accordance with the approved pre-production sample.  Subsequent re-submissions shall occur until Licensor either approves or rejects the pre-production sample in question.  All approvals shall be Licensor’s sole reasonable discretion.

d.            Licensee shall furnish to Licensor from time to time, for its approval and at its request, two (2) production samples of the Licensed Products for the purpose of comparison with earlier approved pre-production samples.  In the event that the Licensor makes more than one such request in any one calendar year, the additional samples shall be provided to Licensor at Licensee’s cost price.

e.            With respect to the use by Licensee of the Licensed Rights, including, but not limited to, designs, styles, artwork, logos, trademarks, Marks, hang tags, signs, banners, stationery, order forms and business cards, Licensee agrees to obtain the prior written approval of Licensor for each use of the Licensed Rights.  The approval of the use of the Licensed rights for one particular use or Licensed Product, shall not be deemed an approval of the use of the Licensed Rights for a different use or different Licensed Product, each of which shall require the separate express written approval of Licensor.  Licensor or its representatives may, at all reasonable business hours and with forty eight hours (48) prior notice to Licensee, inspect the facilities of Licensee with respect to this Agreement.

9.  Books and Records.  Licensee shall keep complete and accurate records of all Licensed Products manufactured, distributed and sold under the Licensed Rights and of Licensee’s activities and of all transactions relating to Licensee’s activities under this Agreement, and shall make the same readily available to Licensor, its agents or representatives, at such reasonable times as Licensor may from time to time request for inspection, copying and extracting.  Such books of account and records shall be kept in accordance with generally accepted accounting principles, consistently applied, and shall be retained by Licensee and kept available for at least three (3) years after the termination of this Agreement for possible inspection, copying, extracting and/or audit by Licensor.  Licensor or its duly authorized agents or representatives shall have the right to conduct audits with respect to the books, records, and all other documents and material in the possession or under the control of Licensee relating to this Agreement, the cost of which shall be borne by Licensor.

a.            If any such audit, however, disclosed that payments due to Licensor under this Agreement exceed the amount of payments actually made to Licensor by an amount greater than five percent (5%) of the payments made, Licensee shall immediately pay the cost of the audit, together with the unpaid royalties plus interest calculated from the date such payment(s) were actually due until the date when such payments is, in fact, actually made.  If the payments to Licensor exceed the amount due to Licensor, such excess shall be credited by Licensor against future payments due by Licensee.  Any disputes regarding the findings of Licensor’s auditors shall be submitted promptly to informal binding arbitration by a mutually acceptable accounting expert whose fees will be paid by the party no prevailing in such arbitration.

10.  Best Efforts.  Licensee agrees to use its best reasonable efforts to manufacture or distribute and sell Licensed Products in order to meet the demand for the Licensed Products in the marketplace, and to uphold the image and reputation of the Licensed Rights.

11.  Insurance.  Licensee agrees to obtain and keep in full force and effect, during the term of this Agreement, at its sole cost and expense, a policy of insurance insuring against those risks customarily insured under comprehensive general liability policies, including, but not limited to, “product liability” and “completed operations.”  Such policies of insurance shall have endorsements for a company in Licensee’s business, and coverage with combined single limits as reasonably required by Licensor’s customers as additional insured thereunder.

12.  Use and Display of the Marks.  Licensee agrees and acknowledges that the presentation and image of the Licensed Rights should be uniform and consistent with respect to all products bearing the Licensed Rights, including Licensed Products and that it is important to maintain the security and integrity thereof.  Accordingly, Licensee agrees to use the Licensed Rights solely in the manner which Licensor shall approve pursuant to the terms of this Agreement and to permanently affix labels or hang tags bearing the required legal notices to the Licensed Products.  With respect to the use by Licensee of other forms of identification for the Licensed Rights, including, but not limited to, tags, signs, banners, stationery, order forms and business cards, Licensee agrees to obtain the prior written approval of Licensor.  It is expressly agreed that Licensee shall not have the right to use any of the Licensed Rights as a trade name, company name, trade style, fictitious name or d/b/a, or any portion thereof.  Licensee shall not use any trademark, service mark or name in connection with any of the Licensed Rights.

13.  Trademark Notices.  Licensee agrees to use the proper trademark and copyright notices in connection with the Licensed Rights and any associated copyright able works, which notices Licensor shall, from time to time, in its sole discretion, specify, including, but not limited to, the “©” and “®” registration symbols.  Such notices shall appear in the screen for any screen printed design or on any label or tag affixed to the Licensed Products.  All Licensed Products manufactured, distributed or sold by Licensee shall state that the Licensed Rights are owned by Licensor.

14.  Ownership of the Marks and Copyrights.

a.            Licensee acknowledges that, as between Licensee and Licensor, the Licensed Rights are owned solely and exclusively by Licensor.  Licensee agrees that nothing contained in this Agreement shall give to Licensee any right, title or interest in the Licensed Rights, that such Licensed Rights are the sole and exclusive property of Licensor and that all such uses by Licensee of the Licensed Rights shall inure only to the benefit of Licensor.  Although such use is unauthorized as set forth above, Licensee agrees that any unauthorized use of the Licensed Rights as a trade name, service mark, business name, trade style, fictitious business name or d/b/a shall also insure to the benefit of Licensor, and that such use by Licensee shall not give to Licensee any right, title or interest in the Licensed Rights.  Licensee agrees to assign, and does hereby assign to Licensor, any and all right, title and interest which it may obtain in the Licensed Rights through such unauthorized use.

b.            Licensee agrees that it will not seek or obtain any registration of any part of the Licensed Rights in any name or participate directly or indirectly in such registration.  If it has obtained or obtains in the future, in any country, any right, title or interest in any of the Licensed Rights, or in any marks which are confusingly similar to the Marks, in any other trademark, service mark or other identifier owned by Licensor, or in any derivative work, improvement or modification upon, or work inspired by any element of the Property, it will act as an agent for, and the benefit of Licensor.  Licensee will execute any and all instruments deemed by Licensor, its attorneys or representatives, to be necessary to transfer such right, title or interest to Licensor.  Licensee will not raise or cause to be raised, either during the term of this Agreement or after its termination, on any grounds whatsoever, any questions concerning, or objection to, the ownership of the Licensed Rights, or any other proprietary interests owned by Licensor.  Licensee will assist Licensor in obtaining any registration for the Licensed Rights by providing information, samples and other relevant information, provided, however, the failure to obtain such registration shall not affect the validity of this Agreement.

15.  Assignments or Transfer of Rights.  Licensee shall not sell, assign, sub-license, or transfer any of these rights under this Agreement or sell or transmit to any party any design, style, technology, or other items of a competitive nature which originated from Licensor.  Licensor may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Licensee.  Any such action without consent shall be void and of no effect and shall entitle Licensor to terminate Licensee’s rights under this Agreement.

16.  No Joint Venture.  The parties hereby agree that Licensee is and shall be an independent contractor and that no agency, joint venture or partnership is created by this Agreement.  Neither party shall incur any obligation in the name of the other without prior written consent.

17.  Indemnification.

a.            Except as otherwise specifically provided herein, Licensee will indemnify, defend and hold Licensor and its directors, officers, shareholders, partners, agents and employees harmless from any and all liabilities, claims, obligations, suits, judgments and expenses whatsoever, including court costs and attorneys’ fees, which Licensor may incur or which may be asserted against Licensor, and which arise or occur with respect to the Licensee’s fulfillment, attempted fulfillment or failure to fulfill its obligations under this Agreement.  Such indemnity shall extend to all Licensed Products, and to any and all liabilities and claims incurred after the termination of this Agreement but which are based on acts or events for which proximate cause arose during this Agreement.  Licensor shall have the right to defend any such action or proceeding with attorneys of its own selection.

b.            Licensor will indemnify, defend and hold harmless Licensee, its directors, officers, shareholders, partners, agents and employees from any and all liabilities, claims, obligations, suits, judgments and expenses whatsoever, including court costs and attorneys’ fees, which Licensee may incur as a result of a breach of any of Licensor’s specific representations and warranties in this Agreement.

18.  Breach and Cure.   If either party, at any time, defaults or fails to fulfill any of the material terms or obligations hereunder, the other party may, at its option, terminate this Agreement by giving the defaulting party at least ten (10) calendar days written notice of its intention to terminate.  However, the defaulting party may within the ten (10) day notice period remedy such default or breach, to the reasonable satisfaction of the party serving such notice.  If said default or breach is remedied within the notice period, then said notice of termination shall be null and void; otherwise, this Agreement shall be considered terminated on or after the expiration of said ten (10) day period.  Should the notice of breach relate to the payment of royalties or Advertising Contribution, then the cure period shall be reduced to five (5) calendar days.

19.  Non-Curable Breach.  The following obligations shall require the absolute and strict adherence to by Licensee and if breached by Licensee shall be deemed a non-curable breach of this Agreement.

a.            Licensee knowingly manufactures, sells, distributes, advertises, sends sales representative samples to promotes any Licensed Product (including labels, hang tags, advertisements, promotional materials and/or other packaging material) without having obtained the prior written approval by Licensor as required herein or after receipt of notice from Licensor disapproving or withdrawing approval of the same or uses a previously approved design, style, logo or trademark in a manner which was not approved by Licensorr

b..            A party fails to timely deliver any required reports or payments in accordance with the terms of this Agreement, or if any such report contains false or fraudulent information and such breach is not cured within the time lines set forth herein; or

c..            Licensee manufactures any products which are not included as Licensed Products; or

d..            Licensee asserts any ownership or proprietary interest in the Licensed Rights or contests Licensor’s ownership rights ther

e.            Licensee becomes insolvent, files a petition in bankruptcy or is adjudicated a bankrupt, or if a petition in bankruptcy is filed against Licensee and not dismissed within thirty (30) days, or if Licensee makes an assignment for the benefit of its creditors or an arrangement pursuant to any  bankruptcy law, or discontinues its business, or a receiver is appointed to it or its business and such receiver has not been discharged within thirty (30) days after the date of appointment thereof, then said license shall immediately thereafter revert to Licensor; or

f.            Licensee ships Licensed Products to any entity which Licensor determines, in the exercise of its reasonable judgment, does not maintain the marketing and retailing standards of the Licensed Rights or the Licensed Products and has previously provided Licensee notice of such determination.

20.  Termination.  Upon termination of this Agreement, for any reason, all rights of Licensee to use the Licensed Rights and shall forthwith cease, and Licensee shall immediately:

a.            Pay Licensor all Royalty payments and Advertising Contributions that have accrued to the account of Licensor up to such time, and provide Licensor with an accounting of all amounts spent on advertising during the current contract year;
b.            Pay Licensor all unpaid Minimum Royalties for the remainder of the Term as such amounts shall become due and immediately payable upon such termination;

c.            Cease, and cause distributors appointed hereunder to cease the manufacture, sale and distribution of the Licensed Products except in accordance with this Paragraph;

d.            Cease all use of the Licensed Rights;

e.            Delete any reference to the Licensed Rights from any advertising, promotional, or directory materials, including any reference to having been previously a licensee or distributor of Licensor under the Licensed Rights;

f.            Within seven (7) days of termination, furnish Licensor with the inventory of Licensed Products manufactured or in the process of manufacture, including the wholesale price thereof; details of orders received, accepted and approved; production and distribution schedules;
advertising and promotional schedules; and a complete list of customers.  Within five (5) days after delivering the accounting set forth herein, deliver all packaging, labels, tags, work in progress, and other materials and property (other than actual Licensed Products) relating to this Agreement to Licensor for destruction or disposal as Licensor shall elect in its sole discretion.

g.            Licensor shall have the option to purchase the inventory of Licensed Products at fifty percent (50%) of their wholesale price.

h.            Should Licensor not exercise its option to purchase the Inventory, Licensee shall be entitled to sell the same, on a nonexclusive basis, for a period of sixty (60) days from the date of termination, such sales to be governed by the terms of this Agreement.  After expiration of the sixty (60) day period, Licensee shall completely remove the Licensed Rights from any products not sold or distributed before the expiration of said sixty (60) day period.  Licensee shall forfeit its right to this liquidation period if the reason for the termination of this Agreement by Licensor is Licensee’s failure to:  (1) Manufacture Licensed Products that conform to design and/or quality standards of the samples submitted by Licensee hereunder as approved by Licensor; (2) Manufacture Licensed Products without first obtaining the approval of Licensor hereunder; or (3) Pay the Royalty (including, without limitation, the Minimum Royalty) or the Advertising Contribution in a timely manner.

i.            It is understood and agreed that  by entering into this agreement and in the course of performing hereunder, Licensee has acquired and will continue to acquire specialized, confidential and crucial information concerning the nature of Licensor’s products, sources for acquisition of same, costs and terms, ongoing research and development and general business plans and strategies the unauthorized disclosure or dissemination or competitive use of which would be inimical to the interests of Licensor and could result in irretrievable and irremediable loss of competitive position.  Licensee agrees accordingly that at no time during the effectiveness of this agreement will it disclose to any person or entity any such information save as is discernibly necessary for it to perform.  This prohibition on non-disclosure includes the identity of the retail outlets which have become customers for licensed Product.  For two years after termination for any reason the same restriction shall apply with the further restriction that Licensee shall not, directly or indirectly in any capacity deal or in any way be involved, interested or invested in the sale of CBD in any form to customers of Licensor it has established unless it be with the express written consent of Licensor. The identity of those customers shall be specifically listed at the time of any termination in a writing exchanged by the parties for mutual certainty and specificity.

j.            Upon the expiration of this Agreement, or its earlier termination, Licensor may negotiate with and enter into agreement with distributors appointed by Licensee, as provided in this Agreement, for distribution of Licensed Products by such distributors.

20.  Equitable Relief.  Licensee acknowledges that there will be no adequate remedy at law for failure to comply with the terms herewith, including Licensee’s obligation to cease the manufacture, sale, advertisement, promotion or distribution of the Licensed Products upon termination.  Accordingly, Licensor shall be entitled to exercise any rights or remedy available to it at law or in equity.  Such rights and remedies shall include but shall not be limited to termination (as provided herein) damages and injunctive relief (without the necessity of claimant posting any bond or proving any damages).  The exercise of any rights or remedies available to Licensor shall not preclude the concurrent or subsequent exercise by it of any other right or remedy and all rights and remedies shall be cumulative.

21.  Legal Actions.

a.            Licensee shall promptly notify Licensor in writing of any infringements, claims or actions by others in derogation of the License Rights; provided, however, the Licensor shall have the sole right to determine whether any action shall be taken on account of such infringements, claims or actions, after considering the advice and suggestion of Licensee.  In the event Licensor initiates any legal proceedings on account of any infringements, claims or actions by others in derogation of the Licensed Rights (including unfair competition or other actions which inhibit the ability of Licensor and/or Licensee to advertise, promote or sell the Products under the Licensed Rights within the Territory), Licensee will cooperate with and assist Licensor to the extent reasonably necessary to protect the Licensed Rights.  Any damages or other recoveries received from such proceedings shall be the sole property of Licensor.

b.            Licensee shall not take any action on account of any such infringement, claim or action without the prior written consent of Licensor.  In the event Licensor allows Licensee to take action on account of any such infringement, claim or action, Licensee shall bear all costs and expense related thereto and shall be entitled to retain any and all awards, judgments or settlement sums should Licensee prevail in such an action.  Licensee shall not settle any matter relating to the Licensed Property, Products or Licensed Rights without the prior written consent of Licensor.  In the event Licensor determines, in its sole discretion, after considering the advice and suggestion of Licensee, that it is not in the best interest of Licensor and Licensee to initiate any legal proceedings on account of any such infringements, claims or actions, or in the event Licensor settles or resolves any such proceedings which may be initiated, Licensee shall have no claim against Licensor for damages or otherwise, nor shall the same affect the validity or enforceability of this Agreement.

22.  Compliance with Local Laws.  Licensee agrees to comply, at its own expense, with all laws, ordinances, rules, regulations and other requirements of all governmental units or agencies within the Territory and having jurisdiction, which laws, rules, regulations and other requirements pertain to this Agreement, including, without limitation, the Fair Labor Standards Act.  Additionally, Licensee shall provide Licensor with written proof of compliance upon Licensor’s request.  It is the intention of the parties to conform strictly to the applicable laws of the Territory.  Accordingly, if any of the provisions of this Agreement would violate such laws, it is agreed that such provisions be varied so as to bring this Agreement into compliance.

23.  Manufacture of Licensed Products by Others.  If any manufacturer of Licensee utilizes the Licensed Rights for any unauthorized purpose, Licensee agrees to cooperate fully, and at its sole expense, in bringing such utilization to an immediate halt.

24.  Force Majeure.  If either party is delayed or prevented from performing its obligations under any provisions hereof by reasons of fire, strike, labor dispute, government law or regulation, insurrection, war, public disaster, flood, terrorism, unavoidable casualty, act of God or the elements, embargo, or any other material cause beyond the control of the breaching party, then the other party may not terminate this Agreement, unless the period of non-performance shall exceed two (2) months.

25.  Notices.  All notices, requests and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by United States postal service, overnight delivery or facsimile with transmission verification.  The effective notice date shall be the date of actual receipt by the party receiving the notice.

26.  Construction.  This writing is the result of the mutual effort of the parties and their respective counsel; therefore, the parties agree that neither party shall be considered the draftsman of this Agreement.  The invalidity or unenforceability of any provision of this agreement shall affect the validity or enforceability of any other provision contained herein.

27.  Limitations of Actions.  The parties agree that any claim or cause of action by it against the other party, its directors, officers, employees, agents, accountants or attorneys, based on, arising from or relating in any way to this Agreement, or any supplement or amendment hereto, or any other present or future agreement or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter whatsoever, shall be barred unless asserted by the complaining party by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one (1) year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint upon one of the breaching party’s officers, within thirty (30) days thereafter.  The parties agree that said one (1) year period is a reasonable and sufficient time for it to investigate and act upon such claim or cause of action.  Said one (1) year period shall not be waived, tolled or extended except by specific written consent by the other party.  Both parties hereby waive the right to trial by jury in an action based upon, arising from, or in any way relating to:  (i) this Agreement, or any supplement hereto; or (ii) any other present or future instrument or agreement between the parties; or (iii) any conduct, acts or omissions by the parties or its respective directors, officers, employees, agents, attorneys or other persons affiliated with the parties, in each of the foregoing cases, whether sounding in contract or tort or otherwise.

28.  Attorney’s Fees.  In an effort to reduce frivolous lawsuits and motions during the course of any lawsuit, the parties agree, that if any legal action is necessary to enforce or interpret the terms of this Agreement, the Prevailing Party shall be entitled to immediate reimbursement from the other party for reasonable attorney’s fees and costs in addition to any other relief to which it may be entitled.  This attorney fee and cost provision shall also apply to any and all motions or applications made to the court in which the other party is permitted or required to respond, including but not limited to all motions, including motions to quash, dismiss, change of venue, demurrers, summary judgment, injunctive relief and all forms of discovery disputes.  For the purpose of this provision, a party shall be deemed the Prevailing Party if it is successful in obtaining the general goal or desired result of its motion or action, but need not prevail on each claim of its motion.  In the event of a dispute as to the Prevailing Party of a particular motion or action, the judge hearing said motion shall determine the Prevailing Party and shall award attorney fees and costs accordingly.  Should said judge refuse to determine the Prevailing Party, then the matter shall be heard by an arbitrator within twenty (20) days after the decision on the motion and the arbitrator’s decision shall be final and binding and thereafter enforceable by a court of competent jurisdiction.  Payment of attorney fees to the Prevailing Party under this provision shall be paid within five (5) days after the court’s decision on the applicable motion or hearing or the award of attorney fees by an arbitrator, whichever is later.  Application of this paragraph is to be interpreted broadly as to its application.  Attorney fees awarded during the course of any pending litigation shall not thereafter be recoverable by the ultimate Prevailing Party of the entire lawsuit should said lawsuit result in a verdict or judgment, but shall be deducted from any ultimate award of attorney fees and costs incurred by the ultimate Prevailing Party.

29.  Governing Law and Venue.   This Agreement shall be construed in accordance with the laws of the State of Florida, and the parties agree that it is executed and delivered in the State of Florida.  In the event any legal action becomes necessary to enforce or interpret the terms of this Agreement, the parties agree that such action will be brought in the Palm Beach County Court, and the parties hereby submit to the jurisdiction and venue of said court.

30.  No Waiver.  No relaxation which either party may give at any time regarding the performance of any obligation hereunder shall prejudice or be a waiver of any rights under this Agreement.

31.  No Joint Venture.  This Agreement does not constitute and shall not be construed as an agency, partnership, or joint venture between the parties.

32.  No Variations.  This Agreement constitutes the entire agreement between the parties concerning the subject hereof, and supersedes all prior and contemporaneous agreements, whether written or oral, between the parties.  This Agreement may be amended only by an instrument in writing which expressly refers to the Agreement and specifically states that it is intended to amend it.  No party is relying on any warranties, representations, or inducements not set forth herein.

33.  Binding Effect.  This Agreement shall not be binding and effective unless and until it is signed by a representative of Licensor and returned to Licensee.

34.  Confidentiality.  The parties understand and acknowledge that it may have access to information concerning the other party that either is confidential or constitutes a trade secret, including, without limitation, information about the other party’s business and market plans, sales figures, customers, manufacturers, suppliers, and designers.  The parties understand and agree that maintaining the strict confidentiality of all such information during the Term, and for a period of not less than three (3) years following the expiration or termination of this Agreement, is a material obligation under this Agreement.  The parties further acknowledge that they shall make no use of such information whatsoever except as such usage may be necessary to perform its obligations hereunder.  The terms of this provision shall not apply to any information that is or becomes public knowledge through no fault or action of the non-disclosing party.

35.  Successors and Assigns.  This Agreement shall be binding upon the parties, their legal representatives and successors.

36.  Survival of Provisions.  Wherever necessary to carry out the intent of the parties, certain provisions of this Agreement shall survive the expiration or termination of this Agreement and shall continue in full force and effect.  The parties agree to execute promptly any documents or take any actions necessary to effectuate the purpose and intent of this Agreement.

37.  Headings. Headings of clauses have been included for purposes of convenience only, and shall not affect the interpretation of this Agreement.

38.  Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.  This Agreement shall become binding and enforceable upon a party at such time as a counterpart has been signed and either deposited in the mail, or transmitted via facsimile to the other party.

39.  Validity.  The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

EARTH SCIENCE TECH, INC.	I VAPE, INC.

SCHEDULE “A”